EXHIBIT 99.1

TRACON Pharmaceuticals Reports Fourth Quarter and Year-End 2015 Financial Results and Provides Corporate Update

Multiple potential registration-enabling studies of TRC105 planned for 2016

TRC102 advanced to Phase 2 clinical development in 2015

Strong cash and short-term investments balance of $52.2 million at December 31, 2015

San Diego, CA — February 18, 2016 — TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, wet age-related macular degeneration and fibrotic diseases, today announced financial results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter 2015 and Recent Corporate Highlights

•                  In January 2016, the U.S. Food and Drug Administration (FDA) granted TRC105 orphan drug designation for the treatment of patients with soft tissue sarcoma. With orphan drug designation, TRACON qualifies for various incentives with respect to TRC105 for the treatment of soft tissue sarcoma, including tax credits for qualified clinical trials and seven years of market exclusivity upon regulatory approval.

•                  In November 2015, TRACON reported positive interim results from a Phase 1b/2 clinical trial combining TRC105 with Votrient® (pazopanib) in patients with soft tissue sarcoma in an oral presentation at the 2015 annual meeting of the Connective Tissue Oncology Society (CTOS). Since then, the Phase 2 portion of the study has been fully enrolled and top-line data indicate:

•                  In the unstratified population, median progression-free survival (PFS) (3.9 months) was similar to the PFS expected for Votrient alone based on data from the Votrient PALETTE Phase 3 trial in soft tissue sarcoma.

•                  We expect to report data on the prospectively defined secondary endpoint of PFS stratified by tumor endoglin expression at a major oncology conference in the first half of 2016. We view these stratified data as critical to identifying those patients who may be most responsive to TRC105 treatment.

•                  A total of five patients with angiosarcoma, a sarcoma subtype known to express high levels of tumor endoglin, have been evaluated for response in the Phase 1b/2 study.  All five patients had radiographic reductions in tumor volume, median PFS to date is at least 9.3 months, and two patients have ongoing durable complete responses by RECIST and remain on treatment for 45 and 75 weeks, respectively.

•                  A complete response was also seen in a patient with undifferentiated pleomorphic sarcoma, a sarcoma subtype known to express high levels of tumor endoglin in certain cases, and remains ongoing at 51 weeks of treatment. For comparison, there were no complete responses in sarcoma patients treated with Votrient (n=246) in the Votrient PALETTE Phase 3 trial.

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•                  In November 2015, positive results from a Phase 1b clinical trial combining TRC105 with Inlyta® (axitinib) in patients with advanced or metastatic renal cell carcinoma (RCC) were reported at the 2015 Kidney Cancer Association Meeting. The objective response rate (ORR) was 29%, median PFS for all patients enrolled in the study was 8.4 months and median PFS in the subset of patients with clear cell RCC was 9.6 months. For comparison, the ORR observed in the large subgroup of VEGFR TKI-refractory patients with clear cell RCC treated with Inlyta (n=194) in the Inlyta AXIS Phase 3 study was 11.3%, and median PFS was 4.8 months. The combination of TRC105 and Inlyta was well-tolerated. Enrollment in the ongoing randomized Phase 2b TRAXAR study combining TRC105 and Inlyta is expected to be completed in 2016.

•                  TRC105 clinical data were presented by investigators from the Dana-Farber Cancer Institute at the 18th World Congress on Gestational Trophoblastic Diseases in September 2015. The investigators presented the results of a single patient clinical trial in which a patient with metastatic, chemotherapy refractory choriocarcinoma, an aggressive form of gestational trophoblastic neoplasia (GTN), had a complete response following treatment with the combination of TRC105 and Avastin® (bevacizumab). The patient remains with a complete response at month 12 following initiation of treatment. Since then, a second patient with metastatic, chemotherapy refractory choriocarcinoma was treated with TRC105 and Avastin and did not respond to treatment.

•                  In June 2015, the NCI presented updated data for the Phase 1b portion of a Phase 1b/2 study of TRC105 in combination with Nexavar® (sorafenib) in 20 patients with hepatocellular carcinoma at the ASCO Annual Meeting. Four of 10 patients (40%) treated at the top two dose levels of TRC105 had partial responses by RECIST. For comparison, in separate Phase 3 clinical trials where Nexavar was given as a single agent, the partial response rate in first-line hepatocellular carcinoma patients was 2%. The Phase 1b portion of the study has completed enrollment, and the Phase 2 portion combining TRC105 with Nexavar continues to enroll patients. A separate multi-center Phase 1b/2 clinical study investigating the combination of TRC105 and Nexavar sponsored by TRACON was initiated in December.

•                  TRC102 moved into Phase 2 development in two indications. In January 2016, the NCI initiated a Phase 2 clinical trial of TRC102 in combination with Temodar® (temozolomide) in patients with glioblastoma. In October 2015, the NCI initiated a dual arm Phase 1/2 trial, including a Phase 2 cohort to assess the activity of TRC102 with Alimta® (pemetrexed) in patients with mesothelioma, and a Phase 1 cohort to evaluate TRC102 with Alimta and cisplatin in patients with refractory solid tumors.

•                  In October 2015, TRACON announced the appointment of Ronald Shazer, M.D., M.B.A., as Chief Medical Officer. Dr. Shazer was most recently Senior Director, Clinical Lead Oncology at Pfizer, where he led the clinical development of multiple compounds, including antibody drug conjugates, dual targeting T-cell engaging antibodies, and immuno-oncology small molecules.

“Not only was 2015 our first year as a public company, it also brought substantial progress as we executed on our strategy to further develop our lead asset, TRC105, particularly in orphan oncology indications. Our strong momentum has continued into 2016 and we remain on track to initiate our first pivotal Phase 3 study later this year,” said Charles P. Theuer, M.D., Ph.D., President and CEO of TRACON. “We look forward to a number of potential value-enhancing milestones this year, with Phase 2 data anticipated across a number of indications. In addition, our pipeline beyond TRC105 continues to advance with DE-122, the ophthalmic formulation of TRC105, now in clinical development, and our small molecule inhibitor of base excision repair, TRC102, in multiple Phase 2 studies being conducted by the NCI.”

Expected 2016 Milestones

•                  Initiation of a global Phase 3 pivotal trial of TRC105 in angiosarcoma is expected in 2H 2016.

•                  Initiation of a global Phase 2 trial of TRC105 in GTN (including choriocarcinoma) is expected in 1H 2016.

•                  Presentation of the full data from the Phase 1b/2 study of the combination of TRC105 and Votrient in soft tissue sarcoma, including angiosarcoma, is expected in 1H 2016.

•                  Top-line data from the randomized TRAXAR Phase 2 trial of TRC105 and Inlyta in RCC is expected by the end of 2016.

•                  Top-line data from the randomized Phase 2 trial of TRC105 and Avastin in glioblastoma is expected by the end of 2016.

•                  Initiation of dosing in three clinical studies of TRC105 is expected during 1H 2016:

•                  A multi-center Phase 1b/2 trial of TRC105 and Nexavar in patients with hepatocellular carcinoma.

•                  A Phase 1b trial of TRC105 with Avastin and carboplatin/paclitaxel in patients with non-small cell lung cancer.

•                  A Phase 1b/2 trial of TRC105 with Femara® (letrozole) and Afinitor® (everolimus) in patients with breast cancer.

•                  Orphan drug designation for TRC105 in GTN (including choriocarcinoma) is expected in 1H 2016.

•                  Presentation of preclinical data of TRACON’s endoglin antibodies in models of pulmonary and liver fibrosis, including non-alcoholic steatohepatitis (NASH), is expected in 2H 2016.

Fourth Quarter 2015 Financial Results

•                  Cash, cash equivalents and short-term investments totaled $52.2 million as of December 31, 2015, compared to $57.7 million and $35.0 million at September 30, 2015 and December 31, 2014, respectively.

•                  Collaboration revenue for the fourth quarter of 2015 was $1.4 million, compared to $1.0 million for the fourth quarter of 2014.

•                  Research and development expenses for the fourth quarter of 2015 were $10.6 million, compared to $2.6 million for the fourth quarter of 2014. The increase in the 2015 period as compared to the 2014 period was primarily attributable to increased manufacturing activities and TRC105 clinical study-

                        related expenses, as well as increased compensation-related expenses resulting from increased headcount and stock option grants in 2015.

•                  General and administrative expenses for the fourth quarter of 2015 were $1.7 million, compared to $0.7 million for the fourth quarter of 2014. The increase in the 2015 period as compared to the 2014 period was primarily a result of increased compensation-related expenses as a result of increased headcount and stock option grants in 2015, as well as increased expenses related to being a public company in 2015.

•                  The net loss for the fourth quarter of 2015 was $11.0 million, compared to a net loss of $2.5 million for the fourth quarter of 2014.

Investor Conference Call

The Company will hold a conference call today at 4:30 p.m. EST / 1:30 p.m. PST to provide an update on corporate activities and to discuss the financial results of its fourth quarter and full year 2015. The dial-in numbers are (855) 779-9066 for domestic callers and (631) 485-4859 for international callers. Please use passcode 44255837. A live webcast of the conference call will be available online from the Investor/Events and Presentation page of the Company’s website at www.traconpharma.com.

After the live webcast, a replay will remain available on TRACON’s website for 60 days.

About TRC105

TRC105 is a novel, clinical stage antibody to endoglin, a protein overexpressed on proliferating endothelial cells that is essential for angiogenesis, the process of new blood vessel formation. TRC105 is currently being studied in multiple Phase 2 clinical trials sponsored by both TRACON and the National Cancer Institute for the treatment of multiple solid tumor types in combination with VEGF inhibitors. The ophthalmic formulation of TRC105, DE-122, is being developed in a Phase 1 trial in wet AMD. TRC205, a second generation antibody to endoglin, is undergoing preclinical testing in models of fibrosis. For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRC102

TRC102 is a novel, clinical-stage small molecule inhibitor of the DNA base excision repair pathway, which is a pathway that causes resistance to alkylating and antimetabolite chemotherapeutics. TRC102 is currently being studied in Phase 1 and Phase 2 clinical trials sponsored by the National Cancer Institute or Case Cancer Center. For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRACON

TRACON develops targeted therapies for cancer, ophthalmic and fibrotic diseases. The company’s clinical-stage pipeline includes two product candidates: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers and wet AMD through a collaboration with Santen Pharmaceutical Company

Ltd., and TRC102, a small molecule that is being developed for the treatment of lung cancer and glioblastoma. To learn more about TRACON and its product candidates, visit TRACON’s website at www.traconpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding TRACON’s plans to further develop its product candidates, expectations regarding the initiation and timing of future clinical trials by TRACON or third parties, and expected development milestones and availability of additional clinical data. Risks that could cause actual results to differ from those expressed in these forward-looking statements include: risks associated with clinical development; whether TRACON, the NCI or others will be able to complete or initiate clinical trials on TRACON’s expected timelines, if at all; the fact that future preclinical studies and clinical trials may not be successful or otherwise consistent with results from prior studies; the fact that TRACON has limited control over whether Santen advances TRC105 (DE-122) in ophthalmological indications or whether or when the NCI completes on-going trials or sponsors additional trials of TRACON’s product candidates; potential changes in regulatory requirements in the United States and foreign countries; TRACON’s reliance on third parties for the development of its product candidates, including the conduct of its clinical trials and manufacture of its product candidates; whether TRACON will be able to obtain additional financing; and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

TRACON Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Collaboration revenue	$1,395	$1,040	$7,904	$3,598
Operating expenses:
Research and development	10,559	2,562	25,680	7,652
General and administrative	1,672	731	5,691	2,125
Total operating expenses	12,231	3,293	31,371	9,777
Loss from operations	(10,836)	(2,253)	(23,467)	(6,179)
Total other income (expense)	(211)	(296)	(943)	(630)
Net loss	(11,047)	(2,549)	(24,410)	(6,809)
Accretion to redemption value of redeemable convertible preferred stock	—	(95)	(31)	(297)
Net loss attributable to common stockholders	$(11,047)	$(2,644)	$(24,441)	$(7,106)

Net loss per share attributable to common stockholders, basic and diluted	$(0.91)	$(1.64)	$(2.20)	$(4.40)
Weighted-average common shares outstanding, basic and diluted	12,166,905	1,615,462	11,115,651	1,615,044

TRACON Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,373	$35,000
Short-term investments	10,783	—
Prepaid and other assets	1,150	728
Total current assets	53,306	35,728
Property and equipment, net	173	97
Other assets	43	2,346
Total assets	$53,522	$38,171
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$8,281	$3,166
Accrued compensation and related expenses	1,163	808
Current portion of deferred revenue	3,353	4,357
Preferred stock warrant liabilities	—	246
Long-term debt, current portion	1,378	4,676
Total current liabilities	14,175	13,253
Deferred revenue	—	2,546
Other long-term liabilities	905	408
Long-term debt, less current portion	7,464	4,258
Commitments and contingencies
Redeemable convertible preferred stock	—	49,880
Stockholders’ equity (deficit):
Common stock	12	2
Additional paid-in capital	89,556	2,004
Accumulated deficit	(58,590)	(34,180)
Total stockholders’ equity (deficit)	30,978	(32,174)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$53,522	$38,171

Company Contact:	Investor Contact:
Casey Logan	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 550-0780 ext. 236	646-597-6987
clogan@traconpharma.com	Andrew@lifesciadvisors.com